                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                 SCHEDULE 13D/A
                                Amendment No. 3
                   Under the Securities Exchange Act of 1934

                              CONOLOG CORPORATION
                              -------------------
                                (Name of Issuer)

                         Common Stock, $1.00 par value
                         -----------------------------
                         (Title of Class of Securities)

                                   208254409
            --------------------------------------------------------
                        (CUSIP Number for Common Stock)

                                Robert S. Benou
                              Conolog Corporation
                                5 Columbia Road
                              Somerville, NJ 08876
                                 (908) 722-8081
            --------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                  May 12, 1997
            -------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

                  If the filing person has previously filed a statement on
Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

                  Check the following box if a fee is being paid with this statement. [ ] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than 5% of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of 5% or less of such class.)

                                                             Page 1 of 13 Pages

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CUSIP No. 208254409 for Common Stock                        Page 2 of 13 Pages
          --------------------------

 1)      Name of Reporting Person: CNL Holdings, Inc.
         SS or IRS Identification No. of Above Person:
                                                       ---------------
 2)      Check the Appropriate Box if a Member of a Group
         (See Instructions
                   (a)     [ ]
                   (b)     [X]

 3)      SEC Use Only

 4)      Source of Funds (See Instructions):   OO

 5)      Check if Disclosure of Legal Proceedings is Required
         Pursuant to Items 2(d) or 2(e)   [ ]

 6)      Citizenship or Place of Organization:   U.S.A.
                                                -------------
Number of            7) Sole Voting     None.
Shares               Power:
Beneficially
Owned by Each
Reporting
Person With
                     8) Shared Voting   None.
                     Power:

                     9) Sole            CNL Holdings, Inc. owns
                     Dispositive        765,000 shares of Common
                     Power:             Stock. All of such shares
                                        are the subject of an
                                        irrevocable proxy in favor
                                        of Robert S. Benou,
                                        President of the Issuer.
                                        CNL Holdings, Inc. is
                                        controlled by James R.
                                        Solakian and Dune Holdings,
                                        Inc.


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CUSIP No. 208254409 for Common Stock                         Page 3 of 13 Pages
          --------------------------

                     10) Shared         None.
                     Dispositive
                     Power:

11)      Aggregate Amount Beneficially Owned by the Reporting
         Persons:   765,000 shares of Common Stock.

12)      Check if the Aggregate Amount in Row (11) Excludes
         Certain Shares (See Instructions)   [ ]

13) Percent of Class Represented by Amount in Row (11): 31.46% of the Common Stock based on 2,431,963 shares of Common
         Stock outstanding as of March 31, 1997.

14)      Type of Reporting Person (See Instructions):  CO


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CUSIP No. 208254409 for Common Stock                         Page 4 of 13 Pages
          --------------------------

 1)      Name of Reporting Person: Dune Holdings, Inc.
         SS or IRS Identification No. of Above Person:
                                                       ---------------
 2)      Check the Appropriate Box if a Member of a Group
         (See Instructions)
                   (a)     [ ]
                   (b)     [X]

 3)      SEC Use Only

 4)      Source of Funds (See Instructions):   OO

 5)      Check if Disclosure of Legal Proceedings is Required
         Pursuant to Items 2(d) or 2(e)   [ ]

 6)      Citizenship or Place of Organization:   U.S.A.
                                                -------------
Number of            7) Sole Voting     None.
shares               Power:
Beneficially
Owned by Each
Reporting
Person With
                     8) Shared Voting   None.
                     Power:

                     9) Sole            CNL Holdings, Inc. owns
                     Dispositive        765,000 shares of Common
                     Power:             Stock. All of such shares
                                        are the subject of an
                                        irrevocable proxy in favor
                                        of Robert S. Benou,
                                        President of the Issuer.
                                        CNL Holdings, Inc. is
                                        controlled by James R.
                                        Solakian and Dune Holdings,
                                        Inc.


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CUSIP No. 208254409 for Common Stock                         Page 5 of 13 Pages
          --------------------------

                     10) Shared         None.
                     Dispositive
                     Power:

11)      Aggregate Amount Beneficially Owned by the Reporting
         Persons:   765,000 shares of Common Stock.

12)      Check if the Aggregate Amount in Row (11) Excludes
         Certain Shares (See Instructions)    [ ]

13) Percent of Class Represented by Amount in Row (11): 31.46% of the Common Stock based on 2,431,963 shares of Common
         Stock outstanding as of March 31, 1997.

14)      Type of Reporting Person (See Instructions):   CO


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CUSIP No. 208254409 for Common Stock                         Page 6 of 13 Pages
          --------------------------

 1)      Name of Reporting Person: Randolph K. Pace
         SS or IRS Identification No. of Above Person:
                                                       ---------------
 2)      Check the Appropriate Box if a Member of a Group
         (See Instructions)
                   (a)     [ ]
                   (b)     [X]

 3)      SEC Use Only

 4)      Source of Funds (See Instructions):   OO

 5)      Check if Disclosure of Legal Proceedings is Required
         Pursuant to Items 2(d) or 2(e)    [ ]

 6)      Citizenship or Place of Organization:   U.S.A.
                                                -------------
Number of            7) Sole Voting     None.
Shares               Power:
Beneficially
Owned by Each
Reporting
Person With
                     8) Shared Voting   None.
                     Power:

                     9) Sole            CNL Holdings, Inc. owns
                     Dispositive        765,000 shares of Common
                     Power:             Stock. All of such shares
                                        are the subject of an
                                        irrevocable proxy in favor
                                        of Robert S. Benou,
                                        President of the Issuer.
                                        CNL Holdings, Inc. is
                                        controlled by James R.
                                        Solakian and Dune Holdings,
                                        Inc.


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CUSIP No. 208254409 for Common Stock                         Page 7 of 13 Pages
          --------------------------

                     10) Shared         None.
                     Dispositive
                     Power:


11)      Aggregate Amount Beneficially Owned by the Reporting
         Persons:   765,000 shares of Common Stock.

12)      Check if the Aggregate Amount in Row (11) Excludes
         Certain Shares (See Instructions)    [ ]

13) Percent of Class Represented by Amount in Row (11): 31.46% of the Common Stock based on 2,431,963 shares of Common
         Stock outstanding as of March 31, 1997.

14)      Type of Reporting Person (See Instructions):  IN


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CUSIP No. 208254409 for Common Stock                         Page 8 of 13 Pages
          --------------------------

 1)      Name of Reporting Person: Judith Pace
         SS or IRS Identification No. of Above Person:
                                                       ---------------
 2)      Check the Appropriate Box if a Member of a Group
         (See Instructions)
                   (a)     [ ]
                   (b)     [X]

 3)      SEC Use Only

 4)      Source of Funds (See Instructions):   OO

 5)      Check if Disclosure of Legal Proceedings is Required
         Pursuant to Items 2(d) or 2(e)   [ ]

 6)      Citizenship or Place of Organization:   U.S.A.
                                                -------------
Number of            7) Sole Voting     None.
Shares               Power:
Beneficially
Owned by Each
Reporting
Person With
                     8) Shared Voting   None.
                     Power:

                     9) Sole            CNL Holdings, Inc. owns
                     Dispositive        765,000 shares of Common
                     Power:             Stock. All of such shares
                                        are the subject of an
                                        irrevocable proxy in favor
                                        of Robert S. Benou,
                                        President of the Issuer.
                                        CNL Holdings, Inc. is
                                        controlled by James R.
                                        Solakian and Dune Holdings,
                                        Inc.


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CUSIP No. 208254409 for Common Stock                         Page 9 of 13 Pages
          --------------------------

                     10) Shared         None.
                     Dispositive
                     Power:

11)      Aggregate Amount Beneficially Owned by the Reporting
         Persons:   765,000 shares of Common Stock.

12)      Check if the Aggregate Amount in Row (11) Excludes
         Certain Shares (See Instructions)   [ ]

13) Percent of Class Represented by Amount in Row (11): 31.46% of the Common Stock based on 2,431,963 shares of Common
         Stock outstanding as of March 31, 1997.

14)      Type of Reporting Person (See Instructions):   IN

CUSIP No. 208254409 for Common Stock                        Page 10 of 13 Pages
          --------------------------

 1)      Name of Reporting Person: James R. Solakian
         SS or IRS Identification No. of Above Person:
                                                       ---------------
 2)      Check the Appropriate Box if a Member of a Group
         (See Instructions)
                   (a)     [ ]
                   (b)     [X]

 3)      SEC Use Only

 4)      Source of Funds (See Instructions):   OO

 5)      Check if Disclosure of Legal Proceedings is Required
         Pursuant to Items 2(d) or 2(e)                [ ]

 6)      Citizenship or Place of Organization:   U.S.A.
                                                -------------
Number of            7) Sole Voting     None.
Shares               Power:
Beneficially
Owned by Each
Reporting
Person With
                     8) Shared Voting   None.
                     Power:

                     9) Sole            CNL Holdings, Inc. owns
                     Dispositive        765,000 shares of Common
                     Power:             Stock. All of such shares
                                        are the subject of an
                                        irrevocable proxy in favor
                                        of Robert S. Benou,
                                        President of the Issuer.
                                        CNL Holdings, Inc. is
                                        controlled by James R.
                                        Solakian and Dune Holdings,
                                        Inc.



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CUSIP No. 208254409 for Common Stock                        Page 11 of 13 Pages
          --------------------------

                     10) Shared         None.
                     Dispositive
                     Power:

11)      Aggregate Amount Beneficially Owned by the Reporting
         Persons:   765,000 shares of Common Stock.

12)      Check if the Aggregate Amount in Row (11) Excludes
         Certain Shares (See Instructions)    [ ]

13) Percent of Class Represented by Amount in Row (11): 31.46% of the Common Stock based on 2,431,963 shares of Common
         Stock outstanding as of March 31, 1997.

14)      Type of Reporting Person (See Instructions):   IN

CUSIP No. 208254409 for Common Stock                        Page 12 of 13 Pages
          --------------------------

         This amends and supplements the statement on Schedule 13D, as amended (the "Schedule 13D"), filed with the Securities and Exchange Commission by members of a group consisting of CNL Holdings, Inc., Dune Holdings, Inc., Randolph K. Pace, Judith Pace, and James R. Solakian (collectively, the "Reporting Persons") with respect to their ownership of common stock, par value $1.00 per share ("Common Stock"), of Conolog Corporation, a Delaware corporation (the "Company"). Unless otherwise indicated, the information set forth in the Schedule 13D remains unchanged. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the previous filings of Schedule 13D.

ITEM 5.  INTEREST IN SECURITY OF THE ISSUER

         (a) The Reporting Persons owns 765,000 shares of Common Stock, representing an aggregate of 31.46% of the Issuer's Common Stock.

         (b) The Reporting persons do not have sole power to vote or direct the vote of the shares of Common Stock. The Reporting Persons have the sole power to dispose or to direct the disposition of such shares. The shares of Common Stock owned by the Reporting persons are the subject of an irrevocable proxy issued by the Reporting Persons' in favor of Robert S. Benou, as President of the Issuer.

         (c) On May 12, 1997 CNL Holdings, Inc. sold, through a broker-dealer, 510,000 shares of Common Stock at $2 3/8 per share.

         (d) Not Applicable.

         (e) Not applicable.


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CUSIP No. 208254409 for Common Stock                       Page 13 of 13 Pages
          --------------------------

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 19, 1997

                                             CNL Holdings, Inc.


                                          By: /s/Randolph K. Pace
                                             ----------------------------------
                                             Randolph K. Pace, President
                                             and Individually


                                              /s/Judith Pace
                                             ----------------------------------
                                             Judith Pace, Secretary and
                                             Treasurer, and Individually


                                              /s/James R.Solakian
                                             ----------------------------------
                                             James R. Solakian,Individually


                                             Dune Holdings, Inc.


                                             By:/s/ Randolph K. Pace
                                             ----------------------------------
                                             Randolph K. Pace, President
                                             and Individually


                                              /s/Judith Pace
                                             ----------------------------------
                                             Judith Pace, Secretary and
                                             Treasurer, and Individually